Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107725, 333-117422 and 333-134377) of CapitalSource Inc., of our reports dated March 1, 2010, with respect to the consolidated financial statements of CapitalSource Inc., and the effectiveness of internal control over financial reporting of CapitalSource Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
McLean, Virginia
March 1, 2010